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                      Amendment to CrossComm Corporation's
                        1995 Employee Stock Purchase Plan

     On December 10, 1996, the Board of Directors of CrossComm Corporation (the "Company") adopted a resolution providing for the following:


"That, Section 8 of the 1995 Plan be, and hereby is, amended and restated in its entirety to read as follows:

'An employee may at any time prior to the close of business on the last business day in a Plan Period and for any reason permanently draw out the balance accumulated in the employee's account and thereby withdraw from participation in an Offering. Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the Plan Period. The employee may participate in any subsequent Offering in accordance with terms and conditions established by the Board or the Committee.'